Exhibit 99.1

One Horizon Group Receives First U.S. Patent for Its Mobile VoIP Platform

LIMERICK, IRELAND--(Nov 30, 2015) - One Horizon Group, Inc. (NASDAQ:OHGI) ("One Horizon", "We" or the "Company"), which operates its own Chinese retail VoIP service, branded Aishuo, and develops and licenses its patented bandwidth efficient mobile voice over Internet Protocol ("VoIP") platform for smartphones, today announced that we were granted exclusive rights as the Inventor of “Method and Devices for Routing in a Satellite-Based Communication System” by the United States Patent and Trade Office (USPTO) of US Patent ( No.: US 9,137,729 B2).  Our method and devices define a new and inventive routing, switching and device protocol for a totally new type of voice over IP solution in low bandwidth wireless satellite environments.

"As an optimized mobile VoIP solution provider with licensees and subscribers around the world, intellectual property is one of our most valuable assets," said Brian Collins, CEO of One Horizon Group. "Securing core patents adds significant value to the Company and builds barriers to competitors, which protects our business model and critically important to the growth of our business. We expect a number of additional awards for this patent in China, Hong Kong, Europe, Eurasia/Russia and India in the coming months covering this invention. This patent will allow us to continue to strengthen our commercial offering of the world’s first, carrier-grade, mobile VoIP solution that offers our unique combination of a high quality voice solution while using up to ten times less bandwidth than competing mobile VoIP technologies."

Tier 1 mobile operators pay an annual software licensing fee to the Company and tiered user fee for each active subscriber using the white-label VoIP service powered by the Horizon Platform.  Smaller operators pay a revenue share of their income from the monetization of our VoIP service on their networks.

About One Horizon Group, Inc.

One Horizon Group Inc.'s business is to optimize communications over the Internet through its wholly owned subsidiary, Horizon Globex GmbH, Zug, which develops and markets one of the world's most bandwidth-efficient mobile voice over Internet Protocol (VoIP) platforms for smartphones, and also offers a range of other optimized data Applications including messaging and mobile advertising. The company controls and operates the Aishuo mobile VoIP service in China. Horizon Globex GmbH is an ISO 9001 and ISO 20000-1 certified company. The Company has operations in Ireland, Switzerland, the United Kingdom, China, India, Singapore and Hong Kong. For more information on the Company, its products and services, please visit www.onehorizongroup.com

Safe Harbor Statement

This news release may contain "forward-looking" statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company's products, as well as additional risks and uncertainties that are identified and described in Company's SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

Contact:

Ted Haberfield
MZ Group
President - MZ North America
Direct: 760-755-2716
Mobile: 858-204-5055
www.mzgroup.us